Exhibit 99.1

Flexsteel Industries, Inc. Announces Quarterly Dividend and Business Update

Dubuque, Iowa – June 1, 2020 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers and online marketers of furniture products in the United States, today announced its quarterly dividend and provided a business update. In light of the continued economic uncertainty and dampened demand for furniture related to COVID-19, the Company and its Board of Directors (the “Board”) have implemented conservative cash strategies to ensure the viability of the Company and to maximize its financial flexibility until economic conditions stabilize.

Fourth Quarter 2020 Dividend

The Board declared a fourth quarter dividend of $0.05 per share, payable July 6, 2020, to shareholders of record at the close of business on June 19, 2020. The decision to set the quarterly dividend at a lower level compared to previous quarters reflects the continued economic uncertainty and softer demand for furniture related to COVID-19.

“At the beginning of the COVID-19 pandemic, we took swift action to protect our employees and mitigate operational and financial risk. These actions were painful but necessary to protect the Company’s future,” said Jerry Dittmer, President and CEO of Flexsteel. “Given the ongoing uncertainty of COVID’s duration and ultimate impact on the economy, our Board took the prudent action to lower our quarterly dividend to conserve cash while still maintaining a competitive yield in line with the broader market. We are proud of our track record of 314 consecutive quarters of dividend payouts and remain committed to delivering a dividend return to our shareholders.”

Dittmer continued, “We have taken advantage of the economic slowdown to accelerate our business transformation program, exit non-core businesses and sharpen our organizational focus on high-potential products that can deliver topline and profitable growth over the long term.  To date, we are pleased with progress on these initiatives, and as we continue to remove complexity from our new business model, we will pursue new opportunities to reduce expenses and strengthen our liquidity.”

Expense and Liquidity Management

Additional measures to strengthen liquidity and financial resilience include:

•	Extend 25% salary reductions for the CEO and CFO/COO and 50% cash compensation reduction for the Board through October 1, 2020.
•	Evaluate and renegotiate Company lease obligations where feasible.
•	Improve access to capital, we have gained a commitment from Dubuque Bank & Trust, a member bank of Heartland Financial USA, Inc., for a new secured $45 million credit facility with a two-year term.

Russell Reconstitution

Flexsteel is currently included in the Russell 2000, 2500 and 3000 Indices. Based on Flexsteel's market capitalization on May 8th, the date on which Russell ranks companies for inclusion in their US indices, there is uncertainty if Flexsteel will be included in the Russell 2000, Russell 2500 and Russell 3000 for the annual period beginning after market close on June 26, 2020. There is a risk of high-trading volume and stock price volatility for the Company’s stock due to the Russell Reconstitution on June 26, 2020.

Stock Repurchase Program

The Board authorized a stock repurchase program under which the Company may repurchase up to $6 million of its outstanding common shares. With the stock currently trading at a substantial discount to book value and Flexsteel’s objective to maintain good market liquidity for its stock, the Board determined that a modest stock buy-back program could help mitigate undue pressure on the stock given the uncertainty of the Russell Reconstitution, while not jeopardizing business plans and debt covenants. The repurchase program is authorized to last through June 9, 2021.

Financial Impact of Exiting RV and Hospitality Businesses

On April 28, 2020, the Company announced its intent to exit the Recreational Vehicle Seating and remaining Hospitality businesses after determining they were no longer strategic to the future of the Company. As a result of these planned actions, the Company anticipates incurring pre-tax restructuring and related expenses between $25 million and $28 million,  with a significant majority of expenses to be incurred in the fourth quarter of fiscal year 2020.  Cash charges are expected to be between $3 million to $5 million, and non-cash charges, including asset impairments, are expected to be between $22 million and $23 million.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) is one of the largest manufacturers, importers and online marketers of residential furniture and products in the United States. Product offerings include a wide variety of upholstered furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its ecommerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K and other factors as may be periodically described in Flexsteel’s subsequent flings with the SEC.

For more information, visit our web site at http://www.flexsteel.com.

Investor Contact:

Donni Case, Financial Profiles	310.622.8224
Margaret Boyce, Financial Profiles	310.622.8247
FLXS@finprofiles.com